UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                               Applera Corporation
     ---------------------------------------------------------------------
                                (Name of Issuer)


                      Applied Biosystems Group Common Stock
     ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    038020103
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                 April 15, 2008
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------                              ------------------
CUSIP No. 038020103                                           Page 2 of 11 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Advisors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,814,088 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,814,088 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,814,088 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.1% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------                              ------------------
CUSIP No. 038020103                                           Page 3 of 11 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            S.A.C. Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    1,814,088 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,814,088 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,814,088 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.1% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------                              ------------------
CUSIP No. 038020103                                           Page 4 of 11 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    6,789,930 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                6,789,930 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,789,930 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.1% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------                              ------------------
CUSIP No. 038020103                                           Page 5 of 11 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,604,018 (see Item 5)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,604,018 (see Item 5)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,604,018 (see Item 5)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.1% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Item 1.        Security and the Issuer

     This Schedule 13D relates to the shares of Applied Biosystems Group Common Stock (the "Common Stock"), of Applera Corporation, a Delaware corporation (the "Issuer"). The principal executive office of the Issuer is located at 301 Merritt 7, Norwalk, Connecticut 06851-1070.

Item 2.        Identity and Background

     (a) This statement is filed by:

          (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") with respect to shares of Common Stock directly beneficially owned by S.A.C. Capital Associates, LLC ("SAC Associates"), S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant Fund") and S.A.C. Select Fund, LLC ("SAC Select Fund");

          (ii) S.A.C. Capital Management, LLC ("SAC Capital Management") with respect to shares of Common Stock directly beneficially owned by SAC Associates, SAC MultiQuant Fund and SAC Select Fund;

          (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of Common Stock directly beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); and

          (iv) Steven A. Cohen with respect to shares of Common Stock beneficially owned by SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, SAC Associates, SAC MultiQuant Fund, SAC Select Fund and CR Intrinsic Investments.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen (collectively, the "Reporting Persons") expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the Reporting Persons' management and control.

     (b) The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

     (c) The principal business of each of SAC Capital Advisors and SAC Capital Management is to serve as investment manager to a variety of private investment funds, including SAC Associates, SAC MultiQuant Fund and SAC Select Fund and to control the investing and trading in securities by these private investment funds. The principal business of CR Intrinsic Investors is to serve as investment manager to CR Intrinsic Investments, and to control the investing and trading in securities by this private investment fund. The principal business of Mr. Cohen is to serve as a principal of SAC

Capital Advisors, SAC Capital Management, CR Intrinsic Investors and other affiliated entities.

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) SAC Capital Advisors, SAC Capital Management and CR Intrinsic Investors are Delaware limited liability companies. Mr. Cohen is a United States Citizen.

Item 3.        Source and Amount of Funds or Other Consideration.

     The Reporting Persons expended an aggregate of approximately $276,179,713 of investment capital to purchase the 8,604,018 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by SAC Associates, SAC MultiQuant Fund, SAC Select Fund and CR Intrinsic Investments in commingled margin accounts, maintained at Goldman Sachs & Co., Morgan Stanley & Co., and Credit Suisse First Boston, which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin account, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin account may from time to time have debit balances. Since other securities are held in the margin account, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 4.        Purpose of Transaction.

     The Reporting Persons originally acquired shares of the Issuer for investment purposes, in the ordinary course of business, without the purpose or effect of changing or influencing the control or management of the Issuer and without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer.

     In July 2007, SAC Associates notified the Issuer that it intended to nominate certain individuals (including Dr. Elaine Mardis) to stand for election to the Issuer's Board of Directors at the 2007 annual meeting of stockholders. After a series of discussions and related communications, SAC Associates and certain affiliates reached an agreement with the Issuer in August 2007 pursuant to which, among other things, (i) the Issuer agreed to include Dr. Mardis in its slate of nominees to stand for election at the 2007 annual meeting and (ii) SAC Associates withdrew its notice and, along with certain affiliates, agreed not to solicit proxies in opposition to, or vote for any candidates in opposition to, the Issuer's slate of nominees at the 2007 annual meeting. In March 2008, SAC Capital Advisors distributed a letter to the Issuer's non-management directors expressing its continued support for the separation of the Issuer's Celera Group and encouraging the Board of Directors to take action to ensure that (1) excess costs associated with the Applera parent company and the Norwalk, Connecticut headquarters are eliminated instead of being absorbed by the Issuer's Applied Biosystems Group, (2) the Issuer's current Chairman and Chief Executive Officer ceases to be an officer or director of the Applied Biosystems Group, and (3) all strategic alternatives are fully explored, including the sale of the Applied Biosystems Group. The Reporting Persons have not determined whether to seek to nominate individuals to stand for election to the Issuer's Board of Directors at the 2008 annual meeting of stockholders, but reserve the right to do so.

     As part of the Reporting Persons' continuing evaluation of, and preservation of the value of, their investment in the Common Stock of the Issuer, the Reporting Persons may from time to time engage in discussions with, write letters to and respond to inquiries from, various persons, including, without limitation, the Issuer's Board of Directors, management or representatives, other shareholders of the Issuer and other relevant parties concerning matters with respect to the Issuer and the Reporting Persons' investment in the Common Stock, including, without limitation, the business, operations, governance, management, board composition, strategy and future plans of the Issuer.

     Depending on various factors, including the Issuer's financial position and strategic direction, the outcome of the matters referenced above, actions taken by the Board of Directors, price levels of the Issuer's securities, other investment opportunities available to the Reporting Persons, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate, including changing their current intentions, with respect to any or all matters referred to in this Item 4 of
Schedule 13D and may, from time to time, acquire or cause affiliates to acquire additional securities of the Issuer, dispose of some or all of their securities of the Issuer, engage in short-selling or hedging or similar transactions with respect to the Issuer's securities, and/or continue to hold securities of the Issuer. Except as set forth herein, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

Item 5.        Interest in Securities of the Issuer.

     (a) As of the close of business on April 24, 2008, the Reporting Persons beneficially owned an aggregate of 8,604,018 shares of Common Stock, representing approximately 5.1% of the shares of Common Stock outstanding. The percentages used herein are based upon 167,377,025 shares of Common Stock reported to be outstanding as of February 4, 2008 by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended on December 31, 2007.

     SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Mr. Cohen own directly no shares of Common Stock. Pursuant to investment management agreements, each of SAC Capital Advisors and SAC Capital Management hold all investment and voting power with respect to securities held by SAC Associates, SAC MultiQuant Fund and SAC Select Fund. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Mr. Cohen, through one or more intermediary holding companies, controls SAC Associates, SAC MultiQuant Fund, SAC Select Fund and CR Intrinsic Investments. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,814,088 shares of Common Stock (constituting approximately 1.1% of the shares of Common Stock outstanding), and each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 6,789,930 shares of Common Stock (constituting approximately 4.1% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) SAC Capital Advisors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,814,088 shares of Common Stock, constituting 1.1% of such class of securities;

          (ii) SAC Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,814,088 shares of Common Stock, constituting 1.1% of such class of securities;

          (iii) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 6,789,930 shares of Common Stock, constituting approximately 4.1% of such class of securities; and

          (iv) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 8,604,018 shares of Common Stock, constituting approximately 5.1% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the New York Stock Exchange.

     (d) No person other than SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by SAC Associates, SAC MultiQuant Fund, SAC Select Fund and CR Intrinsic Investments.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, as of April 24, 2008, CR Intrinsic Investments had long economic exposure to 405,904 shares of Common Stock through such contracts, and S.A.C. MultiQuant Fund, LLC, an affiliate of the Reporting Persons, had long economic exposure to 22,857 shares of Common Stock through such contracts and short economic exposure to 28,300 shares of Common Stock through such contracts. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.        Material to be filed as Exhibits.

1. Schedule A - Sixty Day Trading History
2. Exhibit 99.1 - Joint Filing Agreement

                                   SIGNATURES


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2008


                                             S.A.C. CAPITAL ADVISORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             S.A.C. CAPITAL MANAGEMENT, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             CR INTRINSIC INVESTORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             STEVEN A. COHEN


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                   Schedule A
                                   ----------

                 SIXTY DAY TRADING HISTORY, APPLERA CORPORATION
                     APPLIED BIOSYSTEMS GROUP COMMON STOCK

--------------- ----------------------------------- -------- -------------------
      Date                 Company Name              Amount  Price Per Share ($)
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -400                32.5
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100              32.505
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC        -1250               32.51
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100              32.515
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -200               32.52
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -150               32.53
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -600               32.54
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -300               32.55
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.57
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -500               32.58
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -200               32.59
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100                32.6
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -600               32.61
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC        -1100               32.62
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -910               32.63
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -990               32.64
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -700               32.65
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.66
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.67
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.68
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -200                32.7
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.71
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.73
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.75
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.76
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -200               32.77
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -200               32.78
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.81
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -300               32.82
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -200               32.83
--------------- ----------------------------------- -------- -------------------
   2/25/2008       S.A.C. MultiQuant Fund, LLC         -100               32.84
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC           10                32.9
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC          -10                32.9
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100               32.95
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100               32.96
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC           10               32.97
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC          -10               32.97
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100              32.975
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100               32.98
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100               33.29
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -200               33.32
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC        200               33.34
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       2801               33.35
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1805               33.36
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100               33.36
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       2625               33.37
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC        100               33.38
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -300               33.38
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      19600               33.39
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      24226                33.4
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100                33.4
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       7800               33.41
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       4200               33.42
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1500               33.43
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1700               33.44
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -500               33.44
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      28100               33.45
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC        -1400               33.45
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       2300              33.455
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC        200             33.4595
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1300             33.4599
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      15793               33.46
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC        -1000               33.46
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1500              33.465
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       9500               33.47
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -800               33.47
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1696              33.475
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC        100             33.4795
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      24900               33.48
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100               33.48
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       1250              33.485
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC        100             33.4895
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      10700               33.49
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC       3244              33.495
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC        300             33.4999
--------------- ----------------------------------- -------- -------------------
   2/26/2008     C.R. Intrinsic Investments, LLC      32460                33.5
--------------- ----------------------------------- -------- -------------------
   2/26/2008       S.A.C. MultiQuant Fund, LLC         -100                33.5
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200               33.33
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100               33.34
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1100             33.3499
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100               33.35
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.355
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       3700               33.36
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100             33.3625
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200              33.365
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        300             33.3699
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        900               33.37
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.375
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        500               33.38
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       7502                33.4
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.405
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       4100               33.41
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        500              33.415
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1800               33.42
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        600               33.43
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        300               33.49
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       4200                33.5
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.505
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200               33.51
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        800              33.535
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200             33.5375
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       5944               33.54
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        700              33.545
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       3056               33.55
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.555
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       3000               33.56
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1400              33.565
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.567
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        300             33.5675
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.569
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       3400               33.57
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        700               33.59
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        800                33.6
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.602
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1600              33.605
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       2919               33.61
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1900              33.615
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1100               33.62
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200               33.64
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200               33.65
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          500               33.66
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          400               33.67
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1300               33.68
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          600               33.68
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          100               33.69
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       1300                33.7
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          400                33.7
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.704
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.705
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       7000               33.71
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         1700               33.71
--------------- ----------------------------------- -------- -------------------

   2/27/2008      S.A.C. Capital Associates, LLC        500             33.7125
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.715
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       2790               33.72
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          600               33.72
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.725
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       6105               33.73
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          200               33.73
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        200              33.733
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        400              33.735
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        300             33.7399
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC       3449               33.74
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          500               33.74
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        100              33.742
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC      15602               33.75
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         2200               33.75
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         1400               33.76
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          900               33.77
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          900               33.78
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          100               33.79
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          700                33.8
--------------- ----------------------------------- -------- -------------------
   2/27/2008      S.A.C. Capital Associates, LLC        333               33.81
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          800               33.81
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         1300               33.82
--------------- ----------------------------------- -------- -------------------
   2/27/2008     C.R. Intrinsic Investments, LLC     200000             33.8276
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          300               33.83
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          200               33.84
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          400               33.85
--------------- ----------------------------------- -------- -------------------
   2/27/2008     C.R. Intrinsic Investments, LLC      23000             33.8524
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          919               33.86
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         2800               33.87
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         3881               33.88
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          600               33.89
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         2200                33.9
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          200              33.905
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         5800               33.91
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          400              33.915
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         2400               33.92
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC          700              33.925
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         1300               33.93
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         4801               33.94
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         7499               33.95
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         5300               33.96
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         5100               33.97
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         3500               33.98
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         5000               33.99
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         5800                  34
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         5600               34.01
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         1300               34.02
--------------- ----------------------------------- -------- -------------------
   2/27/2008       S.A.C. MultiQuant Fund, LLC         1500               34.03
--------------- ----------------------------------- -------- -------------------
   2/28/2008       S.A.C. MultiQuant Fund, LLC          100               33.64
--------------- ----------------------------------- -------- -------------------
   2/28/2008       S.A.C. MultiQuant Fund, LLC         -100               33.64
--------------- ----------------------------------- -------- -------------------
   2/28/2008       S.A.C. MultiQuant Fund, LLC          200               33.74
--------------- ----------------------------------- -------- -------------------
   2/28/2008       S.A.C. MultiQuant Fund, LLC         -200               33.74
--------------- ----------------------------------- -------- -------------------
   2/28/2008     C.R. Intrinsic Investments, LLC     200000             33.8803
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1700               33.43
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1100               33.45
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC        500               33.46
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC        200               33.47
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1800                33.5
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1700               33.52
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      10400               33.53
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      10800               33.54
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       8100               33.56
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      11000               33.57
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1215               33.58
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      17700             33.5841
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       7600               33.59
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       3700                33.6
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       8500               33.61
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1300               33.62
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      12000               33.63
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      36300               33.64
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC        100              33.645
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      74265               33.65
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC         20               33.67
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC        300               33.68
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      19000               33.69
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC       1000              33.695
--------------- ----------------------------------- -------- -------------------
   2/29/2008     C.R. Intrinsic Investments, LLC      19700                33.7
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100                33.6
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        400              33.629
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1000               33.63
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.639
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              33.679
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              33.706
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.709
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1000               33.71
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        500              33.737
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              33.738
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.777
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.779
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1000               33.78
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.787
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.789
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600               33.79
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.807
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.818
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1500              33.819
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              33.828
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.859
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              33.868
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        500              33.877
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1200              33.879
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1200               33.92
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        500              33.949
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600               33.95
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              33.968
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        500              33.969
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            400               33.97
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1300              33.978
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1100              33.979
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        800               33.98
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC        600               33.98
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC        700              33.985
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1700               33.99
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC       4000               33.99
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC        100              33.992
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC       5666              33.995
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        300              33.999
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC      17963                  34
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC      74140                  34
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1300                  34
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       3600               34.01
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1300               34.01
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        200              34.019
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       6419               34.02
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC         87               34.02
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           3550               34.02
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC      59400              34.025
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        400              34.028
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        600              34.029
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC      14000               34.03
--------------- ----------------------------------- -------- -------------------
    3/3/2008      S.A.C. Capital Associates, LLC       9637               34.03
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           4400               34.03
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       4940               34.04
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           4200               34.04
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        300              34.049
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC      17460               34.05
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           2215               34.05
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            200              34.055
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        700             34.0588
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        900              34.059
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       6900               34.06
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           5700               34.06
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        500              34.068
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        200              34.069
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       7400               34.07
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            985               34.07
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1000              34.075
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1400              34.079
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       6818               34.08
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            900               34.08
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            200              34.085
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1500              34.089
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       2200               34.09
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           3200               34.09
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        300              34.095
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC      10000                34.1
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           2050                34.1
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       5600               34.11
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1900               34.11
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       3400               34.12
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1700               34.12
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1900               34.13
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       3800               34.14
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            552               34.14
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       7500               34.15
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        400              34.159
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1700               34.16
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           3548               34.16
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              34.169
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       2900               34.17
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            200               34.17
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        700               34.18
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            700               34.18
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        400               34.19
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        300                34.2
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       4600               34.23
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1800               34.23
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       3700               34.24
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC           1300               34.24
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC        100              34.249
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       9900               34.25
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            200               34.25
--------------- ----------------------------------- -------- -------------------
    3/3/2008         S.A.C. Select Fund, LLC            100               34.26
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       1000               34.28
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC       8046               34.29
--------------- ----------------------------------- -------- -------------------
    3/3/2008     C.R. Intrinsic Investments, LLC      16954                34.3
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100               33.93
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200               33.94
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200               33.96
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              33.965
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        900               33.97
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              33.974
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        300              33.975
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        300             33.9799
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1900               33.98
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      37700               33.98
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC         62             33.9825
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1500              33.985
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       4547               33.99
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      30900              33.995
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        300             33.9999
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4500                  34
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      15562                  34
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100             34.0015
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      75800              34.005
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        600              34.007
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        700             34.0075
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        500             34.0099
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       7500               34.01
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      29800               34.01
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           2500               34.01
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        300              34.015
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4500               34.02
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            500               34.02
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        100              34.025
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            200              34.025
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       3900               34.03
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           5668               34.03
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       6246               34.04
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1600               34.04
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      12900              34.045
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      14800              34.045
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        600              34.047
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        400             34.0491
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        300             34.0499
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      15100               34.05
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1300               34.05
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            450               34.05
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1954               34.06
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           2300               34.06
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200              34.065
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2500               34.07
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        700               34.07
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1500               34.07
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.075
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2500               34.08
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       2523               34.08
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1500               34.08
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        400              34.085
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2200               34.09
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       2000               34.09
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1500               34.09
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1200              34.095
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100             34.0975
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        500                34.1
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       5600                34.1
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        400              34.105
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            100              34.105
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        700               34.11
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        400               34.11
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1200              34.115
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100             34.1175
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        800               34.12
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       3100               34.12
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        300              34.125
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.127
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100             34.1275
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2000               34.13
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        400               34.13
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1100               34.13
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.135
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        900               34.14
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1500               34.14
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            300               34.14
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1800               34.15
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        900               34.15
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            900               34.15
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       7200              34.155
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200              34.157
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200             34.1575
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2400               34.16
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       6600               34.16
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            400               34.16
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1200              34.165
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1200               34.17
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       6000               34.17
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.172
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        600             34.1725
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       4400              34.175
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4200               34.18
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       3000               34.18
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            500               34.18
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.181
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100             34.1815
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       4800              34.185
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200             34.1875
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       6202               34.19
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       6626               34.19
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            700               34.19
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1400              34.195
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        300              34.197
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.197
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        200             34.1975
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4138                34.2
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       8174                34.2
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           5500                34.2
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4530               34.21
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        600               34.21
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           6325               34.21
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      13200              34.215
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            100              34.215
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      10439               34.22
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       7000               34.22
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           5501               34.22
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       2400              34.225
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       6314               34.23
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       2500               34.23
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1600               34.23
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1100              34.233
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       2400              34.235
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100              34.237
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       3594               34.24
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1200               34.24
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           6100               34.24
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       6500              34.245
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            100             34.2475
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       2300             34.2488
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      26939               34.25
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC      10700               34.25
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           5729               34.25
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1000              34.255
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4644               34.26
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           6639               34.26
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       3400               34.27
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            700               34.27
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1100               34.28
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            100               34.28
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1200              34.285
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        700               34.29
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            500               34.29
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        600                34.3
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        376                34.3
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            700                34.3
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        800               34.31
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           6900               34.31
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       3900               34.32
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            799               34.32
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2200               34.33
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1845               34.33
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2200               34.34
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100               34.34
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            600               34.34
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      11900               34.35
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        300               34.35
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            600               34.35
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            100               34.36
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        500              34.365
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        400             34.3658
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           5900               34.37
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            972               34.38
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        500             34.4141
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100               34.44
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            600               34.44
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           1400               34.45
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        800             34.4563
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            300               34.46
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        600             34.4668
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1700               34.47
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC           3700               34.47
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        700             34.4798
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2799               34.48
--------------- ----------------------------------- -------- -------------------
    3/4/2008         S.A.C. Select Fund, LLC            172               34.48
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       9400               34.49
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      18500                34.5
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        100               34.51
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC       1000             34.5222
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        801               34.53
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        100               34.54
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        200               34.55
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       3200               34.56
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC        200              34.565
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       3100               34.57
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        700             34.5737
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       2200               34.58
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       1100               34.59
--------------- ----------------------------------- -------- -------------------
    3/4/2008      S.A.C. Capital Associates, LLC        100               34.59
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       7627               34.61
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       8500               34.62
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC       4100               34.66
--------------- ----------------------------------- -------- -------------------
    3/4/2008     C.R. Intrinsic Investments, LLC      11173               34.67
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        400               33.97
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        900               33.98
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       6406               33.99
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        200              33.997
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      24994                  34
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC        200               34.05
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        300             34.0501
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        700             34.0571
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        400              34.065
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        100               34.07
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1300               34.08
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        500              34.086
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        600               34.09
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        500             34.0901
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        200             34.0949
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       2800              34.095
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        500             34.0999
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      12600                34.1
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC        400                34.1
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        300             34.1001
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       2900               34.11
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        100             34.1198
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       2300               34.12
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC       -600               34.12
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1000              34.124
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        400             34.1299
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       3500               34.13
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC        100               34.13
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            200               34.13
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        300             34.1301
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC        600              34.135
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        504             34.1399
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC        100             34.1399
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       4300               34.14
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC       1185               34.14
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC           1100               34.14
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        200             34.1401
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        800             34.1425
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC      25900              34.145
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1300             34.1492
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        100             34.1497
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      11796               34.15
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC     220600               34.15
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC           8300               34.15
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1300             34.1501
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        139             34.1504
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        600             34.1533
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1700             34.1541
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        700             34.1542
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1200              34.155
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1600             34.1562
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            300              34.158
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        900             34.1586
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      10500               34.16
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC          21793               34.16
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        400             34.1625
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC           1600              34.165
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        700             34.1657
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      19861               34.17
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC          13907               34.17
--------------- ----------------------------------- -------- -------------------
    3/5/2008      S.A.C. Capital Associates, LLC        -54               34.17
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        600             34.1701
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        100             34.1702
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       8700               34.18
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            400               34.18
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       1200             34.1842
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       6500               34.19
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            700               34.19
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            500              34.193
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            100             34.1975
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      12800                34.2
--------------- ----------------------------------- -------- -------------------
    3/5/2008       S.A.C. MultiQuant Fund, LLC          100                34.2
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC           2200                34.2
--------------- ----------------------------------- -------- -------------------
    3/5/2008       S.A.C. MultiQuant Fund, LLC         -100                34.2
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            400              34.205
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       5900               34.21
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC           3000               34.21
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       8700             34.2156
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       5200               34.22
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        200             34.2202
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       9900               34.23
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC       3000               34.24
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC      13500               34.25
--------------- ----------------------------------- -------- -------------------
    3/5/2008     C.R. Intrinsic Investments, LLC        900               34.26
--------------- ----------------------------------- -------- -------------------
    3/5/2008         S.A.C. Select Fund, LLC            400               34.52
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            823               33.81
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           1700              33.835
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            100               33.84
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           4624               33.85
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            800              33.855
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           2847               33.86
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            100              33.865
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        900               33.87
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           3800               33.87
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        700              33.875
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            100              33.875
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       3500               33.88
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           2900               33.88
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        100             33.8825
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       1000              33.885
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        300             33.8899
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       5150               33.89
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC          21700               33.89
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        200             33.8925
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       6700              33.895
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC     149700                33.9
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           9931                33.9
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            800               33.91
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            600               33.92
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC      25100              33.925
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC      29795               33.93
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           3700               33.93
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       3500              33.935
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        200             33.9399
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       6700               33.94
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           2275               33.94
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        100              33.943
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       1200              33.945
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC          5             33.9499
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC      22950               33.95
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       3200               33.97
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       1000              33.975
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        100               33.98
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        200              33.985
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       1400               33.99
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC       1000              33.995
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        300             33.9999
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC      16135                  34
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            900               34.08
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           2100                34.1
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        100               34.11
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            600               34.11
--------------- ----------------------------------- -------- -------------------
    3/6/2008      S.A.C. Capital Associates, LLC        334               34.12
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            800               34.12
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC           1200               34.13
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            100               34.16
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            200               34.17
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            200               34.19
--------------- ----------------------------------- -------- -------------------
    3/6/2008         S.A.C. Select Fund, LLC            200              34.205
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      20200               32.35
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       4200               32.36
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        300              32.365
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      10400               32.37
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        600              32.375
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      12500               32.38
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      20800               32.39
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        100              32.395
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      13100                32.4
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        400              32.405
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      16970               32.41
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        200              32.415
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       5800               32.42
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       2500               32.43
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        200              32.435
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       2000               32.44
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       3100               32.45
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        100              32.455
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       3200               32.46
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        200              32.465
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       8500               32.47
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        400              32.475
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       2830               32.48
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       5400               32.49
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       2400                32.5
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        700               32.51
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      12100             32.5121
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       1400               32.52
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       3100               32.53
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       1200              32.535
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      10297               32.54
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       1200              32.545
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC      16503               32.55
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        400              32.555
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       5900               32.56
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       3800               32.57
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC       6100               32.58
--------------- ----------------------------------- -------- -------------------
   3/10/2008     C.R. Intrinsic Investments, LLC        900               32.59
--------------- ----------------------------------- -------- -------------------
   3/11/2008       S.A.C. MultiQuant Fund, LLC          100               32.56
--------------- ----------------------------------- -------- -------------------
   3/11/2008       S.A.C. MultiQuant Fund, LLC         -100               32.56
--------------- ----------------------------------- -------- -------------------
   3/12/2008       S.A.C. MultiQuant Fund, LLC          600               33.95
--------------- ----------------------------------- -------- -------------------
   3/12/2008       S.A.C. MultiQuant Fund, LLC         -100               33.97
--------------- ----------------------------------- -------- -------------------
   3/12/2008       S.A.C. MultiQuant Fund, LLC         -500                  34
--------------- ----------------------------------- -------- -------------------
   3/12/2008     C.R. Intrinsic Investments, LLC      10500               34.06
--------------- ----------------------------------- -------- -------------------
   3/12/2008     C.R. Intrinsic Investments, LLC      17380               34.07
--------------- ----------------------------------- -------- -------------------
   3/12/2008     C.R. Intrinsic Investments, LLC       1600               34.08
--------------- ----------------------------------- -------- -------------------
   3/12/2008     C.R. Intrinsic Investments, LLC        520               34.11
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC        300              33.623
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC      22748               33.63
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC        900              33.631
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC        500              33.632
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC         34             33.6325
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC       4700              33.633
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC      21900              33.635
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC        100              33.637
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC      10055               33.64
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC        300              33.642
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC      11500              33.643
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC      35566              33.645
--------------- ----------------------------------- -------- -------------------
   3/13/2008      S.A.C. Capital Associates, LLC      61397               33.65
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC     -34518               32.85
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC      -1400               32.86
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -600               32.87
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -700               32.88
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC          -1300               32.89
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -100                32.9
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -900               32.92
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC          -1300               32.93
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -400              32.935
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -300               32.94
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC     -15932               32.95
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -900               32.95
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC     -13500              32.955
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC      -8050               32.96
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC          -2600               32.96
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -100             32.9625
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC      -2800              32.965
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -600              32.965
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -800              32.967
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC      -3800               32.97
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC          -2412               32.97
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC       -200              32.975
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -800              32.975
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC       -100              32.976
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           -100              32.977
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC     -10450               32.98
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC          -2500               32.98
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC      -4950              32.985
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC      -4300               32.99
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC          -3700               32.99
--------------- ----------------------------------- -------- -------------------
   3/14/2008      S.A.C. Capital Associates, LLC     -16000                  33
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC            400               33.46
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           1300               33.47
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           1700               33.48
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           1500               33.49
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           2100                33.5
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           6000               33.51
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           3000               33.52
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC            700               33.54
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           6700               33.55
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           2700               33.56
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           2713               33.57
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           5200               33.58
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC           5400               33.59
--------------- ----------------------------------- -------- -------------------
   3/14/2008         S.A.C. Select Fund, LLC            587                33.6
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2300               31.75
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        500               31.76
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2303               31.77
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              31.775
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        400             31.7799
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1746               31.78
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       3100               31.79
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              31.792
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              31.795
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       3900                31.8
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        800               31.83
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        767               31.84
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        200              31.842
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100               31.85
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2100               31.88
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1000              31.885
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1660               31.89
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        500             31.8925
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              31.895
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       4800                31.9
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        600               31.93
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        800               31.94
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2000               31.95
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              31.985
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2172               31.99
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1000               32.03
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        660               32.04
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        500              32.041
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       4400              32.042
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        300             32.0425
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        400              32.044
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1100              32.045
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      11359               32.05
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        600              32.051
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1500              32.052
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       5000              32.055
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      23700               32.06
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1200              32.061
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2000              32.062
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       9900              32.065
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              32.066
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       5400               32.07
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2200               32.08
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              32.085
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2800               32.09
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            500               32.09
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      12875                32.1
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           4400                32.1
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        200              32.104
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        300               32.11
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      11600               32.12
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        200              32.122
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        300              32.125
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100             32.1299
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       5081               32.13
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        800              32.132
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              32.135
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      28622               32.14
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           3500               32.14
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        300              32.141
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1300              32.142
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100             32.1425
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       7300              32.145
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           1800              32.145
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        400             32.1475
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        400             32.1499
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      23555               32.15
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           1500               32.15
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           2300              32.155
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           1000               32.16
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        500               32.19
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        200              32.195
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1600                32.2
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1200               32.21
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       9711               32.22
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        300              32.223
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       4634              32.225
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        800               32.23
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       7251               32.24
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1300               32.25
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        100              32.255
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       4083               32.26
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       3500              32.265
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       6202               32.27
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1200              32.275
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       6651               32.28
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        800              32.285
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      17864               32.29
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        129               32.35
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       2900              32.355
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       3537               32.36
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        600               32.37
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        400               32.38
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       3000              32.385
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        690               32.39
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        600              32.395
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       5200                32.4
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1704               32.41
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        700              32.425
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1100               32.43
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1900               32.44
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1700               32.45
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        200               32.49
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1900              32.535
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        400             32.5399
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       6806               32.54
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            600               32.54
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       5700              32.545
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC        700             32.5499
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      28663               32.55
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           5800               32.55
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       1100              32.555
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       9452               32.56
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           3800               32.56
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       8200              32.565
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      24418               32.57
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            800               32.58
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      10804               32.59
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           2600               32.59
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC       3300              32.595
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC          3             32.5999
--------------- ----------------------------------- -------- -------------------
   3/17/2008      S.A.C. Capital Associates, LLC      22298                32.6
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           6200                32.6
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           2200               32.61
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           5900               32.62
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC           1100               32.63
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            100               32.64
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            300               32.65
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            100              32.655
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            200               32.66
--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            100               32.67
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   3/17/2008         S.A.C. Select Fund, LLC            300               32.69
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC      70232               31.85
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       1400              31.855
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC      13259               31.86
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       2800              31.865
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC      28289               31.87
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       6100               31.88
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       2600               31.89
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC        -80               32.05
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC        400               32.06
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC        700               32.32
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC        200              32.335
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC        800               32.34
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC      26912               32.35
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       3500              32.351
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       2600             32.3525
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       7600              32.355
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC      20388               32.36
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       2300              32.363
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       5900              32.365
--------------- ----------------------------------- -------- -------------------
   3/18/2008      S.A.C. Capital Associates, LLC       4100               32.37
--------------- ----------------------------------- -------- -------------------
   3/19/2008         S.A.C. Select Fund, LLC          12000                  32
--------------- ----------------------------------- -------- -------------------
   3/19/2008         S.A.C. Select Fund, LLC         -12000                  32
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC       9000               31.29
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC        800              31.295
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC       7700             31.2975
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC       2300                31.3
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC        400             31.3399
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC        100               31.34
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC        100              31.342
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC       1400              31.345
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC        400               31.35
--------------- ----------------------------------- -------- -------------------
   3/20/2008      S.A.C. Capital Associates, LLC       -200               31.58
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC       -600               32.51
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC       -500               32.52
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC       -600               32.53
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC      -1000               32.54
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC      -2600               32.55
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC      -4100               32.56
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC      -5100               32.57
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC      -1752               32.58
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC       -500               32.59
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC       -648                32.6
--------------- ----------------------------------- -------- -------------------
   3/24/2008      S.A.C. Capital Associates, LLC      -4600               32.61
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1500               32.74
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       4700               32.75
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        700                32.8
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        300               32.83
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        600               32.84
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        100               32.86
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1100               32.87
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        100               32.88
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1500                32.9
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        200               32.92
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        700               32.93
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        500               32.94
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        700              32.945
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        100              32.947
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        802               32.95
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1000               32.96
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        200             32.9625
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1400              32.965
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        200             32.9675
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       3200               32.97
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        900              32.975
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        100             32.9775
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        300             32.9799
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       5300               32.98
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        200             32.9825
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        100              32.985
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        300             32.9899
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1398               32.99
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        100             32.9925
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        500              32.995
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC      39500                  33
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       2700              33.107
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       2000               33.25
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC        500               33.29
--------------- ----------------------------------- -------- -------------------
   3/25/2008     C.R. Intrinsic Investments, LLC       1500                33.3
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -200                28.8
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -300               28.83
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              28.835
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1400               28.85
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -900               28.86
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -6500               28.87
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -3800               28.88
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -4000               28.89
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -300                28.9
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100             28.9075
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -800               28.91
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -3000               28.92
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              28.925
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1300               28.93
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1600               28.96
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -2600               28.97
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -400               28.98
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              28.985
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1100               28.99
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              28.999
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100                  29
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.04
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.049
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.05
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.06
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.069
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -500               29.07
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.08
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -200              29.115
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -900               29.12
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        400               29.14
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -600               29.14
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        200               29.15
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.15
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1800               29.16
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1200               29.17
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.17
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1700               29.18
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1300               29.19
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -300               29.19
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       3785                29.2
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -500                29.2
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       2800               29.21
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -800               29.21
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.215
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       2200               29.22
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1100               29.23
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1200               29.23
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1900               29.24
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       2200               29.25
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1727               29.26
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       3188               29.27
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -600               29.27
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       4500               29.28
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       5900               29.29
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -400               29.29
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       8913                29.3
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -800                29.3
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -200              29.305
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       4900               29.31
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.31
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       5100               29.32
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        300              29.322
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       5800              29.325
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -400              29.325
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100              29.327
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        400             29.3299
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       4800               29.33
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        700              29.335
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       9300               29.34
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.34
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1600              29.342
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        500              29.345
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        300             29.3499
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC     137668               29.35
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.35
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -200              29.359
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      10500               29.36
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -500               29.36
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -200              29.369
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       6705               29.37
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -200              29.375
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       6200               29.38
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -500               29.38
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.385
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       9200               29.39
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -700               29.39
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      12400                29.4
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -600                29.4
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       5800               29.41
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100              29.415
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      11300               29.42
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -800               29.42
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1800              29.425
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        800             29.4299
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      15866               29.43
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100              29.432
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100              29.435
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      28353               29.44
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1500               29.44
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        200              29.441
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100              29.442
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       2100              29.445
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.445
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      38518               29.45
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1000               29.45
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.455
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       8800               29.46
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1000               29.46
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.465
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.469
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      26637               29.47
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -600               29.47
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       6640               29.48
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1000               29.48
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        900              29.485
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       8860               29.49
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -700               29.49
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        400              29.491
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       4300              29.492
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        340             29.4925
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       4600              29.495
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        700              29.496
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       2000              29.497
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100             29.4975
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100              29.499
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        100             29.4995
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        800             29.4999
--------------- ----------------------------------- -------- -------------------

--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      22000                29.5
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      -1500                29.5
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      13200               29.51
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -100               29.51
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC      18600               29.52
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -500               29.52
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1900               29.53
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       -400               29.53
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       1400               29.54
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       4900               29.55
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       3200               29.56
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC        900               29.57
--------------- ----------------------------------- -------- -------------------
   4/15/2008     C.R. Intrinsic Investments, LLC       2300               29.58
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       25000                30.4
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1200               30.45
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       23800               30.48
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1258               30.52
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         100             30.5225
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         100              30.523
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        7300              30.525
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        4802               30.53
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         400              30.533
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1904              30.535
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        5940               30.54
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        4200              30.545
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       14281               30.55
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        2100               30.56
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1804               30.57
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         100             30.5725
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         600              30.575
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         400              30.577
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         400             30.5775
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       56624               30.58
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1600              30.585
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         300              30.587
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         300             30.5875
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1000             30.5897
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        5000               30.59
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        2000              30.595
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         200              30.597
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         200             30.5975
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       32197                30.6
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         800              30.635
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        6456               30.64
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        7543              30.645
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       29202               30.65
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        3600               30.66
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       10241               30.67
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       40500               30.68
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       20902               30.69
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         100              30.695
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       69570                30.7
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        7900              30.703
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1200              30.705
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       11284               30.71
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         200             30.7125
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        6700              30.715
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        6876               30.72
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         800              30.725
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        8489               30.73
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         200             30.7325
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        2600              30.733
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC        1475              30.735
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       17950               30.74
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         300             30.7425
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       18500              30.745
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         800              30.747
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         600             30.7475
--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC         400             30.7499
--------------- ---------------------------------- --------- -------------------

--------------- ---------------------------------- --------- -------------------
   4/17/2008      CR Intrinsic Investments, LLC       29702               30.75
--------------- ---------------------------------- --------- -------------------
   4/18/2008      CR Intrinsic Investments, LLC      200000              30.854
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         700               29.93
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         100              29.935
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1500               29.94
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         100              29.945
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1900               29.95
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        3000               29.96
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         500               29.97
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1100               29.98
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         200              29.985
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        4600               29.99
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         600              29.995
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC       22400                  30
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1400              30.005
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC       10700               30.01
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        3200               30.02
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         100              30.025
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1100               30.03
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        6100               30.04
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         100              30.045
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        6500               30.05
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1700              30.055
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC       15000               30.06
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        7401               30.07
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         901              30.075
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC       16998               30.08
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         700              30.083
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1266              30.085
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         200             30.0875
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        7834               30.09
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         400              30.095
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1200              30.098
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC       18600                30.1
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         400              30.105
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        5299               30.11
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         500              30.115
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        6300               30.12
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        2900              30.125
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        8100               30.13
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        1500              30.135
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        5200               30.14
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        2100              30.145
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC        3001               30.15
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         500               30.16
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         200               30.17
--------------- ---------------------------------- --------- -------------------
   4/22/2008      CR Intrinsic Investments, LLC         900               30.21
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -3200                  29
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1850              29.005
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -49000               29.01
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300             29.0101
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2200              29.015
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              29.018
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -200               29.02
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -50000              29.025
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100               29.03
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1100               29.04
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100             29.0401
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -398              29.045
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2700                29.2
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300              29.205
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -500               29.21
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -9300              29.215
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -800               29.22
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              29.225
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -200              29.226
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -3702               29.25
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -7424              29.255
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -800             29.2575
--------------- ---------------------------------- --------- -------------------

--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -180              29.258
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -118               29.26
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -30000              29.265
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -75000               29.31
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -23898               29.37
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -39500              29.375
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -700               29.61
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -600               29.62
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2300               29.63
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -200               29.64
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1700               29.66
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1900               29.68
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2600               29.69
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -5100                29.7
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -8265               29.72
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              29.721
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300              29.725
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2600               29.73
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -5400               29.74
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1200              29.745
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -10502               29.75
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2100              29.755
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              29.758
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -13462               29.76
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -800             29.7601
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -4100              29.765
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1109               29.77
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400               29.79
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -9100                29.8
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2000              29.805
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -9400               29.81
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -3900              29.815
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              29.818
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -4000               29.82
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400              29.825
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -7549               29.83
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1000             29.8301
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1802              29.835
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -200              29.838
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -600               29.84
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2200               29.85
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400              29.855
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -7018               29.87
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300              29.875
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2485               29.88
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1600              29.885
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1700               29.89
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -700              29.895
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              29.898
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -3100                29.9
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1500              29.905
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -700               29.91
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100               29.92
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100               29.93
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300               29.94
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -4103               30.05
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              30.055
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              30.058
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2300               30.06
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400               30.07
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1300               30.08
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1900              30.085
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              30.088
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -3377               30.09
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300              30.095
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC    -195733                30.1
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400             30.1001
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400              30.102
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -11600              30.103
--------------- ---------------------------------- --------- -------------------

--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -3600              30.105
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1600               30.11
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -9500             30.1125
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -12000              30.115
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -100              30.116
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2612               30.12
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -1200              30.123
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -23388              30.125
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC     -20328               30.13
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -800             30.1301
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -5000              30.135
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC      -2700               30.14
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -300             30.1401
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC       -400              30.145
--------------- ---------------------------------- --------- -------------------
   4/24/2008      S.A.C. Capital Associates, LLC    -263467               30.15
--------------- ---------------------------------- --------- -------------------